eXHIBIT 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated and effective as of January 22, 2024 (the “Effective Date”), by and among IM Telecom, LLC, an Oklahoma limited liability company (hereafter the “Company”); KonaTel, Inc., a Delaware corporation (hereafter the “Seller”); and Excess Telecom, Inc., a Nevada corporation (hereinafter the “Buyer”). The Company, Seller and Buyer are referred to herein collectively as the “Parties” or individually as a “Party.”

RECITALS

WHEREAS, the Company is engaged in the business of providing wireless phone services to low-income customers which qualify for the Federal Communications Commission (“FCC”) Lifeline Program which is administered by the Universal Service Administrative Company (“USAC”) pursuant to authorizations, certificates, designations, and registrations from the FCC and (11) states (the “Lifeline Business”);

WHEREAS, the Company is also engaged in the business of providing prepaid wireless phone services throughout the United States through online marketing and through distributors to low-income customers that qualify for the Affordable Connectivity Program (the “ACP Business”) (the Lifeline Business and the ACP Business may be referred to hereinafter collectively the “Business”);

WHEREAS, the term “Regulated Assets” shall mean (a) the Company’s Lifeline and ACP customers including USAC and state reimbursements arising out of the Business; (b) all applications, billing, usage, customer support and other books and records evidencing or relating to the Company’s Lifeline or ACP customers including enrollment, transfers and verifications; (c) the FCC’s Compliance Plan approval (the “Compliance Plan”); (d) current and future state Eligible Telecommunications Carrier designations currently issued by California, Georgia, Kentucky, Maryland, Nevada, New York, Oklahoma, Pennsylvania, South Carolina, Vermont and Wisconsin (“State ETC Designations”); (e) state wireless registrations (“CMRS”); authorizations to transact business (“SOS”); (f) domestic FCC Section 214 authorization; and (g) FCC and USAC ACP Approvals;

WHEREAS, the term “Authorizations” shall mean: the Company’s: ((a) FCC Compliance Plan; (b) current and future State ETC Designations; (c) FCC Section 214 domestic authorization; (d) CMRS approvals ; (e) SOS approvals; and (f) FCC and USAC ACP Approvals;

WHEREAS, the term “Regulatory Approvals” shall mean the approval of the transactions contemplated herein by the following: (a) FCC of Revised Compliance Plan; (b) all applicable state public utilities commissions (“PUCs”) for the State ETC Designations and CMRS; and (c) any other applicable Governmental Authority having jurisdiction over the Regulated Assets. The foregoing shall collectively be referred to herein as the “Regulatory Agencies”);

WHEREAS, Seller is the sole owner of the Company and is the owner of all right, title and interest in and to all the limited liability company ownership interests of the Company (the “Membership Interests”) and intends for Buyer to acquire those interests and receive the benefit of all of the Company’s assets, except the Excluded Assets;

WHEREAS, Company, Seller, and Buyer intend to use their reasonable best efforts to apply for and receive, all Regulatory Approvals to transfer the Membership Interests and the Regulated Assets from Company to Buyer, free and clear of all Liens and Liabilities;

WHEREAS, Seller desires to sell to Buyer all of the Membership Interests of the Company, in exchange for the consideration described herein, and Buyer desires to acquire the Membership Interests from Seller free and clear of all Liens and Liabilities (the “Transaction”); and

WHEREAS, immediately after the execution of this Agreement, the Parties intend to seek and obtain the Regulatory Approvals required for the Transaction.

NOW, THEREFORE, subject to the conditions set forth herein and in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1.
PURCHASE AND SALE; CLOSING

Section 1.1                       Purchase and Sale.

(a)       Initial Closing. Subject to the terms and conditions set forth herein, on the Initial Closing Date, which shall be the date two (2) Business Days following Buyer’s receipt from USAC of its January 2024 account receivable in connection with the ACP program, Seller shall sell, transfer and deliver the Class A Units, which Class A Units have a Percentage Interest of Forty-Nine Percent (the “49% Interest” or the “Class A Units”) to Buyer, and Buyer shall purchase all of Seller’s right, title and interest in and to such 49% Interest (the “Initial Closing”), free and clear of any and all liens, mortgages, pledges, security interest, right of first refusal, restriction of any kind, or Claims of any kind (collectively, “Liens”) or liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”); provided, that a portion of the Purchase Price will be used to discharge the specific Liens set forth on Section 1.1 of the Disclosure Schedule. The day on which the Initial Closing takes place being the “Initial Closing Date”).

(b)               Final Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Class B Units in the Company, comprised of the Common Units with Percentage Interest of fifty-one percent (51%) (the “51% Interest” or the “Class B Units”) shall take place at a closing (the “Final Closing”) no later than two (2) days after the conditions set forth in Section 1.4 have been satisfied or waived, at the offices of Seller’s counsel, or remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Final Closing takes place being the “Final Closing Date”). The representations, warranties, covenants, and agreements will be made on a mutatis mutandis basis as of the Final Closing Date, subject in each case only to those changes necessary to conform each such representation, warranty, covenant, and agreement to reflect valid changes in the ownership of Units of the Company as a result of the Initial Closing. It is understood and agreed that by transferring the 51% Interest to Buyer on the Final Closing Date, Buyer will become the sole owner of the Company which owns all of the Permits and Regulated Assets, including the customer base of Buyer and all assets, tangible or intangible, as described in the Recitals above without limitation, including the Business, but excluding assets such as any interests in real estate, the receivables arising or payable by Company’s customers as of the Effective Date and receivables arising or payable by customers of the Company

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(including any amounts due under the ACP or other Regulated Assets relating to such customers) and Seller pursuant to and as described in the Master Distribution Agreement and Management Agreement, or other assets which are listed in Schedule 1.1 (the “Excluded Assets”) which will be transferred from the Company to, and fully assumed by, Seller or another Person designated by Seller within 30 days of the Initial Closing Date; provided, however, all Liabilities arising from or in connection with such Excluded Assets shall continue to be Excluded Liabilities.

Section 1.2                       Purchase Price. The purchase price for the Membership Interests shall be Ten Million Dollars ($10,000,000.00) (the “Initial Purchase Price”) plus the ACP Renewal Earnout defined in Section 1.3(e) below (collectively, with the Initial Purchase Price, to the extent the ACP Renewal Earnout is actually earned, the “Purchase Price”), provided, that, the parties agree that the entire Purchase Price, subject only to the ACP Renewal Condition, will be deemed earned as of the Initial Closing subject to the occurrence of a Refundable Termination Event in accordance with the terms and conditions below, and at the Final Closing, the 51% Interest will be deemed and construed to have been purchased by Buyer or redeemed by the Company in consideration of the representations, warranties, covenants, and agreements of Buyer herein, the Company in any executory agreement in effect following the Initial Closing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged (including, without limitation, Buyer’s consent to the release of the Initial Purchase Price upon the Initial Closing). Upon Buyer’s demand following a Refundable Termination Event, the entire Purchase Price, to the extent funded by Buyer, will be immediately refunded to Buyer, and the foregoing obligation will accrue interest at the per annum rate of eighteen percent (18%) compounding monthly, commencing five (5) business days following Buyer’s demand, provided, further, that upon full return of such amounts, Buyer shall assign the 49% Interest back to Seller or otherwise void the original assignment thereof. The Purchase Price assumes that the Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (collectively, “Liabilities”) that are not paid from and offset against the Purchase Price or unpaid taxes as of the date of each the Initial Closing and the Final Closing other than those Liabilities set forth on Exhibit A attached hereto and other Liabilities and obligations incurred in the ordinary course of business such as trade payables and payroll (the “Closing Liabilities”), and those Liabilities expressly permitted under the Master Distribution Agreement (which Liabilities shall continue to be Excluded Liabilities). In furtherance of the foregoing sentence, all amounts owing from the Company to Seller or affiliates of either Seller or the Company will be paid in full, waived, or eliminated prior to or simultaneously with the Initial Closing, including the Secured Debt. For the avoidance of doubt, Closing Liabilities includes all Closing Indebtedness and Transaction Expenses.

(a)       “Indebtedness” or “Closing Indebtedness” means as of the Initial Closing Date and as of the Final Closing Date: (i) all obligations of the Company for borrowed money or in respect of loans or advances, (ii) all obligations of the Company evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations in respect of letters of credit and bankers’ acceptances issued for the account of the Company, (iv) all obligations arising from cash/book overdrafts, (v) all obligations arising from deferred compensation arrangements and all obligations arising out or in respect of severance plans or arrangements, bonus plans (including transaction bonuses) or similar arrangements payable as a result of the consummation of the Contemplated Transactions (whether triggered solely by the consummation of such transactions or upon such transactions and the occurrence of any other event), and the employer’s portion of all payroll, employment, unemployment, social security or Medicare Taxes payable with respect to the foregoing (regardless of when payable and without regard to any deferral available under the CARES Act or any Payroll Tax Executive Order), (vi) all obligations of the Company secured by a Lien (other than a Permitted Lien), (vii) all obligations required to be recorded as capital leases in accordance with GAAP as of the date of determination of such Indebtedness, (viii) all obligations for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business), including all deferred purchase price liabilities related to

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past acquisitions, whether contingent or otherwise (including any “earn-out” or similar payments or obligations at the maximum amount payable in respect thereof), (ix) all unpaid Taxes of the Company in respect of all Pre-Closing Tax Periods, whether or not then due or payable, without regard to any deferral available to the Company, (x) (A) all accrued 401(k) plan employer contributions and (B) all obligations with respect to vacation, paid time off (PTO) benefits or sick leave owed to Seller or any employees of the Company (regardless of when payable and without regard to any deferral available under the CARES Act or any Payroll Tax Executive Order), (xi) all guaranties of the Company in connection with any of the foregoing, and (xii) all obligations in respect of accrued interest, prepayment premiums or the like or penalties related to any of the foregoing.

(b)               “Refundable Termination Event” means, in each case prior to the Final Closing (i) the revocation by the FCC of the Company’s license from the FCC to operate the Lifeline Business solely due to the Seller's failure to operate its business in compliance with the terms of such license, (ii) Seller’s termination or purported termination of this Agreement, (iii) Seller Default in any of its obligations under this Agreement necessary to effectuate the Closings or any conditions precedent thereto; provided, that, the failure by Buyer to obtain the Regulatory Approvals not arising from or in connection with any act or omission of a Seller Releasor, will not be a Refundable Termination Event. Seller’s “Default” means Seller's breach of, default under, or inaccuracy or incompleteness in, any representation, warranty, covenant, or agreement contained in this Agreement or any other document or instrument to be delivered pursuant to the terms of this Agreement, following the expiration or termination of any applicable cure period with respect to covenants and agreements in the instance such breach or default with respect to a covenant or agreement is capable of cure.

(c)       “Transaction Expenses” means (i) all Taxes, fees, costs and expenses (including investment bankers, attorney’s and accountant’s fees, costs and expenses) incurred by the Company or Seller in connection with the transactions contemplated by this Agreement, (ii) all change of control, bonus, incentive, termination, severance, retention or other similar payments that become payable by the Company or Seller to any Person as a result of the Contemplated Transactions or any other Transaction Document, in each case, together with the employer’s portion of any employment and payroll taxes and any payroll expenses related thereto (regardless of when payable and without regard to any deferral available under the CARES Act or any Payroll Tax Executive Order), (iii) all costs related to obtaining any directors and officers insurance or tail policy~~4~~, and (iv) third party out-of-pocket fees, costs and expenses incurred by or on behalf of the Company (including any such fees, costs and expenses of Seller’s or Company’s pre-Closing legal counsel), with respect to work performed for the Company in connection with this Agreement and the transactions and other agreements contemplated by this Agreement or the related solicitation of other potential buyers of the Company; provided, that the term “Transaction Expenses” shall not include any expenses for which Buyer incurs or is obligated to incur under this Agreement for the transfer of the Regulated Assets or otherwise expressly stated as a Buyer expense herein.

Section 1.3                       Payment of the Purchase Price. The Purchase Price shall be paid via federal funds wire transfer pursuant to wire instructions provided by the applicable payee below as follows:

(a)      Within one (1) Business Day of the Effective Date, Buyer will pay to Seller as a deposit and advance against the Purchase Price, the sum of One Million Dollars ($1,000,000), which amount will be credited to the Purchase Price at the Initial Closing (the “Deposit”).

(b)       On the Initial Closing Date, the Initial Purchase Price minus (i) the Closing Liabilities, (ii) minus the Holdback Amount, (iii) minus the FAStek Payment shall be paid to Seller, (iv) minus the Deposit, and (v) minus the Holdback Amount.

(c)               One Million Dollars ($1,000,000) of the Purchase Price constituting the Holdback Amount will be held back by Buyer pursuant to Section 1.8 below.

(d)       A two-thirds of the Three Hundred and Seventy-Five Thousand Dollars ($375,000.00) fee (the “FAStek Payment”) payable to FAStek Corporate Services, Inc (“FAStek”) shall be paid to FAStek.

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(e)      If, on or before December 31, 2024, the ACP program is renewed by Congress for a duration of greater than four (4) months (the “ACP Renewal Condition”), then, within five (5) Business Days of the satisfaction of the ACP Renewal Condition, Buyer will pay to Seller the sum of Five Million Dollars ($5,000,000) (the “ACP Renewal Earnout”), less the remaining portion of the FAStek Payment, which will be paid directly to FAStek.

(f)          At the Final Closing, the Buyer shall pay to Seller the sum of One Hundred Dollars ($100.00), it being acknowledged that Seller shall have received other good and valuable consideration for the 51% Interest under and pursuant to the terms of the Transaction Documents.

Section 1.4                       Conditions to Buyer’s Obligations to Close. All obligations of Buyer under this Agreement are subject, at Buyer’s option, to the fulfillment, or waiver upon mutual agreement of the Parties, of each of the following conditions, before or at the date stated below for each condition:

(a)        For the Initial Closing, the representations and warranties of Seller contained herein shall be true and correct in all respects as of the Initial Closing Date.

(b)               For the Final Closing, the representations and warranties of Seller contained herein shall be true and correct in all respects as of the Final Closing Date.

(c)       Seller shall have performed and complied with all the terms and conditions required by this Agreement to be performed or complied with by Seller or the Company before or on the each of the Initial Closing Date and the Final Closing Date, as applicable to such dates, including without limitation timely making all deliveries required by Section 1.6(a).

(d)               Before or at the Initial Closing, Seller shall have made arrangements to transfer all Excluded Assets out of the Company, and upon such transfer, Seller shall provide proof (to Buyer’s reasonable satisfaction) that all Excluded Assets have been sufficiently assigned or assumed by persons of entities other than the Company to the extent such proof is reasonably available or customarily provided based on the type of a particular asset.

(e)       As of the Initial Closing Date and Final Closing Date, neither Seller nor the Company shall be subject to any applicable law or injunction restraining, prohibiting or making illegal the consummation of the transactions contemplated hereby; provided, that after the Initial Closing the parties intend to obtain the Regulatory Approvals necessary to consummate the assignment of the Regulated Assets.

(f)       As of the Final Closing, all Regulatory Approvals shall have been obtained other than those Regulatory Approvals that the Buyer and the Seller shall have agreed to obtain after the Final Closing.

(g)               Buyer shall have received certificates, dated as of each of the Initial Closing Date and the Final Closing Date, respectively, and in each case signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 1.4(a) and Section 1.4(b), as applicable, have been satisfied.

(h)               Buyer shall have received a certificate of the Secretary of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(i)        Seller shall have delivered, to hold in trust pending the Final Closing, a counterpart signature page to the Master Distribution Agreement in a form mutually agreed to by Seller and Buyer (the “ Master Distribution Agreement”), which agreement will commence immediately following the Final Closing Date.

(j)        Seller shall have delivered an executed Management Agreement in the form of that attached hereto as Schedule 1.4(i) (the “Management Agreement”) with a term to start on the Initial Closing Date.

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(k)               Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement, to the extent permitted by applicable law or regulation and within Seller’s power or control to do so.

(l)         Buyer shall have completed and is satisfied with its due diligence review of the Company, in its sole discretion, which shall include, without limitation, a review of title to all tangible and intangible property of the Company, leases, contracts, and all other obligations or liabilities of the Company and information provided to Buyer by Seller or the Company hereunder; and

(m)             Seller shall have delivered to Buyer written resignations on or before the Initial Closing Date, to be effective as of the Final Closing Date and conditioned on the Final Closing, of all officers of the Company, if any; provided, that staff and operational managers of the Company may be retained by Seller as Seller’s employees and Seller will initiate the process with its payroll service provider to transition the employees of the Company to Seller within one (1) Business Day after the Initial Closing Date and Seller’s receipt of the funds in accordance with Section 1.3 (a) above.

Section 1.5                       Conditions to Seller’s Obligations to Close. All obligations of Seller under this Agreement are subject, at Seller’s option, to the fulfillment of each of the following conditions, before or at the date stated below for each condition:

(a)        The representations and warranties of Buyer contained herein shall be true and correct in all respects as of the Initial Closing Date and the Final Closing Date.

(b)               Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Initial Closing Date and the Final Closing Date, as applicable.

(c)        The Buyer shall not be subject to any applicable law or injunction restraining, prohibiting or making illegal the consummation of the transactions contemplated hereby.

(d)               For the Final Closing, all Regulatory Approvals shall have been obtained other than those Regulatory Approvals that the Buyer and the Seller shall have agreed to obtain after the Final Closing.

(e)       Seller shall have received a certificate, dated the Initial Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 1.5(a) and Section 1.5(b) have been satisfied as applicable to such dates.

(f)        Seller shall have received a certificate of the Secretary of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(g)              Buyer shall have delivered the Purchase Price on the Initial Closing Date as set forth in Section 1.3.

(h)               Buyer shall have delivered, to hold in trust pending the Final Closing, a counterpart signature page to the Master Distribution Agreement .

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(i)         Buyer shall have delivered an executed Management Agreement attached hereto as Schedule 1.4(i).

(j)        Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 1.6                       Closing Deliverables.

(a)       At the Initial Closing and the Final Closing, as applicable, Seller will deliver or cause to be delivered to Buyer:

(i)	A true, complete and correct copy of a current certificate of good standing of the Company from the Secretary of State of Oklahoma at the Initial Closing;
(ii)	At the Initial Closing, a commitment or pay off statement from any lien holder of the Company to deliver File-stamped copies of UCC-3 termination statements and/or copies of lien releases or other documents of any kind, if any exist, to the reasonable satisfaction of Buyer, evidencing all Liens or Liabilities with respect to the Membership Interests or assets of the Company have been or will be released upon payment of the Secured Debt;
(iii)	A duly executed assignment of the Membership Interests evidencing the transfer to Buyer of the 49% Interest, substantially in the form that attached hereto on Schedule 1.6 (iii) (the “49% Assignment”), and at the Final Closing, a duly executed Assignment of the 51% Interest evidencing the transfer to Buyer of the 51% Interest (the “51% Assignment”);
(iv)	At the Initial Closing, evidence reasonably satisfactory to Buyer that the Excluded Assets have been transferred or Seller has made arrangements to transfer the Excluded Assets and fully assumed by a Person other than the Company upon such transfer(s) in accordance with 1.4(d) above; and
(v)	At the Initial Closing and Final Closing, such other documents and certificates as Buyer may reasonably request for the purpose of evidencing the satisfaction of any condition referred to in Section 1.4, including but not limited to documentation reasonably acceptable to the Buyer evidencing Seller’s sale, transfer, and assignment of all of the Membership Interests to the Buyer.

(b)               At the Initial Closing and the Final Closing, as applicable, Buyer will deliver or cause to be delivered to Seller:

(i)	At the Initial Closing, the Purchase Price as set forth in Section 1.3 above~~[6]~~; and
(ii)	At the Initial Closing and the Final Closing, such other documents and certificates as Seller may reasonably request for the purpose of evidencing the satisfaction of any condition referred to in Section 1.5.

Section 1.7                       Employees and Employee Benefits.

(a)Within one (1) Business Day following the Initial Closing Date and Seller’s receipt of funds in accordance with Section 1.3(a) above, Seller shall cause the Company to terminate or initiate the process with its

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payroll service provider to transfer to Seller of all employees of the Company who employed by the Company. Seller shall bear any and all obligations and liability under the WARN Act resulting from employment losses pursuant to this Section 1.7.

(b)               Seller shall be solely responsible, and neither Buyer nor the Company shall have any obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, member, independent contractor or consultant of the Company as of immediately prior to the Initial Closing Date, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with the Company at any time on or prior to the Initial Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Initial Closing Date.

(c)       Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, members, independent contractors or consultants of the Company or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Initial Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, members, independent contractors or consultants of the Company which relate to events occurring on or prior to the Initial Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

Section 1.8                       Purchase Price Adjustment; Holdback.

(a)       Proration Holdback. One Million Dollars ($1,000,000.00), plus those contingent Liabilities that would come due under any lease of real property by the Company that is not fully assigned and novated as of the Initial Closing (the “Holdback Amount”) will be held back from the Purchase Price by Buyer (the “Proration Holdback”) to pay certain Excluded Liabilities and prorated Liabilities of the Company as of the Initial Closing, including, without limitation, amounts necessary to discharge any tax or employment obligations that have accrued through the Initial Closing or which accrue following the Initial Closing at the direction of Seller, and amounts for which the Company may become liable pursuant to Federal Communications Commission (“FCC”) Case No.: EB-FD-22- 00033208 and as set out in that one certain letter of inquiry dated February 8, 2022, from Rakesh Patel, Chief, Fraud Division, Enforcement Bureau of the Federal Communications Commission to the Company, and any related investigations by any department, agency, or other division of the federal or any state governmental authority or any contractor thereto (“FCC LOI”). Without limitation, Seller shall be solely responsible to pay all attorneys’ fees and costs and other expenses incurred in responding to or defending against the FCC LOI (collectively, “Response Costs”) and to pay all fines, penalties, chargebacks, and other assessments and settlement and similar payments, made in connection with the FCC LOI (collectively, “FCC LOI Penalty”); provided, that, with the prior written consent of Buyer (which shall not unreasonably be withheld) Seller may, at its sole cost and expense, with counsel reasonably approved by Seller but under Buyer’s direction and control, be entitled to contest any such FCC LOI Penalties. Following the later of (a) the one hundred eighty (180) days after the Initial Closing Date, and (b) the final determination with respect to the FCC LOI, Buyer shall prepare and deliver to Seller a statement setting forth in reasonable detail Buyer’s good faith calculation of Excluded Liabilities and other prorated Liabilities to the extent outstanding or unpaid as of such date (the “Post-Initial Closing Statement”). After receipt of the Post-Initial Closing Statement, Seller shall have ten (10) days (the “Review Period”) to review the Post-Initial Closing Statement. On or prior to the last day of the Review Period, Seller may object to the Post-Initial Closing Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections

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before the expiration of the Review Period, the Post-Initial Closing Statement and amounts reflected in the Post-Initial Closing Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Initial Closing Adjustment with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to Ernst and Young, or in the event Ernst and Young is unable to serve, another nationally recognized firm of independent certified public accountants selected by Buyer and reasonably acceptable to Seller (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Initial Closing Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Post-Initial Closing Statement and the Statement of Objections, respectively. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer. The Independent Accountants shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Post-Initial Closing Statement shall be conclusive and binding upon the parties hereto. Payment of any portion of the Proration Holdback to be released to Seller, if any, shall be due within ten (10) Business Days of acceptance of the Post-Initial Closing Statement, or if there are Disputed Amounts, then within ten (10) Business Days of the resolution of the Independent Accountant.

(b)               Buyer Offset Rights. Buyer shall be entitled to retain and/or set off any amounts to which it is entitled from Seller including, without limitation, pursuant to Seller’s indemnification obligations under this Agreement, against any amounts that might be payable by Buyer or any Affiliate of Buyer to Seller or an Affiliate of Seller, as applicable (the “Offset Right”), whether such amount due Seller or its Affiliate is pursuant to an earnout provision, holdback provision, , or otherwise The exercise of or failure to exercise such right of set off will not constitute an election of remedies or limit in any manner the enforcement of any other remedy that may be available to a party.

Section 1.9                       Certification of Membership Interest as a Security. In order to facilitate the Closings as contemplated by this Agreement, the Parties covenant and agree to the matters set forth in this Section 1.9. Specifically, as security for the due and punctual payment and performance of Seller’s obligations under this Agreement and the other Transaction Documents, Seller irrevocably pledges and grants to Purchase a security interest in the 51% Interest. The Company hereby irrevocably elects that all membership interests in the Company shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Oklahoma (the “UCC”). Notwithstanding any provision of this Agreement or any other agreement relating to the Company to the contrary, to the extent that any provision of this Agreement or any such other agreement is inconsistent with any non-waivable provision of Article 8 of the UCC, such provision of Article 8 of the UCC shall control. Contemporaneous with the execution of this Agreement, the Company shall issue one (1) Membership Interest Certificate (as defined below) in the name of each of Seller and Buyer. Such Membership Interest Certificate shall represent and evidence 100% of the Membership Interests issued to such Member, shall be signed by each of Seller and Buyer, and together will

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represent one hundred percent (100%) of the Membership Interests immediately following the Initial Closing. “Membership Interest Certificate” means a certificate issued and endorsed by the Company which evidences the ownership of membership interests in the Company. In addition to the foregoing, Seller hereby specifically agrees and acknowledges that until the Final Closing, Seller shall give the Buyer possession and control of the Membership Interest Certificate representing the Class B Units, and will and may not, at any time cause the Company to issue (1) any replacement or substitution of the Membership Interest Certificate representing the Class B Units or (2) any other new membership interests in the Company..

Article 2.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the date hereof, and as of the Initial Closing Date, and through the Final Closing Date, subject only to the consummation of the Initial Closing:

Section 2.1                       Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oklahoma and is duly qualified or licensed to do business and in good standing in each other jurisdiction where the nature of its business makes such qualification, licensing or good standing necessary.

Section 2.2                       Authority. The Seller has the full power and authority to execute, deliver, and perform its obligations under this Agreement. This Agreement and each of the other applicable transaction documents contemplated hereby (the “Transaction Documents”) have been duly executed and delivered by the Seller and, assuming the due execution and delivery of this Agreement by the other Parties, constitutes a valid and binding obligation of the Seller and the Company enforceable against each person or entity in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 2.3                       Capitalization. Seller owns all of the Membership Interests in the Company, which have been validly issued, are fully paid and non-assessable, and were issued in compliance with applicable federal and state laws regulating such securities and are free and clear of Liens other than Liens which will be released upon or in connection with the Initial Closing. There are no (i) outstanding obligations, options, warrants, convertible or exchangeable securities or other rights, agreements or commitments (contingent or otherwise) relating to the equity interests of the Company or obligating the Company to issue or sell or otherwise transfer any equity interests of the Company, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire equity interests of the Company or to make any investment (in the form of a loan, capital contribution or otherwise) in any other (“Person”), (iii) voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of equity interests of the Company, and (iv) there are no restrictions on transfer of any equity rights of the Company, including any preemptive rights, that would preclude consummation of the transactions contemplated by this Agreement. The Company does not (i) have any subsidiary or (ii) own, directly or indirectly, any security of or issued by, or any partnership, joint venture or other similar equity interest in, any Person. The Company has provided Buyer with true and complete copies of the Organizational Documents of the Company, and all of the foregoing have not been subsequently amended and are in full force and effect.

Section 2.4                       No Violation; Consents. The execution and delivery of this Agreement and the other applicable Transaction Documents and the consummation of the transactions contemplated hereby and thereby

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by Seller will not: (i) violate the provisions of the Organizational Documents of the Company; (ii) violate any law or order to which the Company is subject or by which its properties or assets are bound; (iii) result in a violation or breach of (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, or require the consent of any third party to, any contract; or (iv) result in the imposition or creation of any Lien upon or with respect to any of the assets or properties of the Company, provided, that the Buyer acknowledges that Seller will be required to obtain a release from Seller’s creditors to convey the Membership Interests to the Buyer, which release will be obtained upon the Initial Closing and Final Closing (contingent only open payment out of the Purchase Price) and funding of the Purchase Price and the foregoing matters are subject to the Regulatory Approvals. No consent, approval, permit, governmental order, declaration or filing with, or notice to, any governmental authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for the Regulatory Approvals.

Section 2.5                       Financial Statements. The Company is a wholly owned subsidiary of the Seller and as such the financial records of the Company are included in the financial records of the Seller. Seller has provided the Buyer with copies of the Seller’s financial statements including its balance sheet, statement of income and statement of cash flows resulting from the Company’s Business (the “Financial Statements”) for the most recent calendar year and statement of income and cash flow for the trailing twelve (12) months, by month, which are true, accurate and complete in all material respects; which Financial Statements include the financial information of the Company on an aggregated basis. An internally prepared year-to-date balance sheet for the Company (which will be separate from the Seller’s overall financial statements) will be provided to Buyer prior to the Initial Closing when such statement will be available. The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company, and (ii) present fairly in all material respects the financial condition and results of operations of the Company as of the dates thereof or for the periods covered thereby. The books of account and other financial records of the Company: (i) reflect all items of income and expense and all assets and liabilities required to be reflected therein in accordance with the Company’s historical accounting practices consistently applied, (ii) are complete and correct in all material respects, and do not contain or reflect any material inaccuracies or discrepancies, and (iii) have been maintained in accordance with good business and accounting practices. Seller makes no representation or warranty regarding the financial condition or creditworthiness of any customers or payees of obligations owed to the Company.

Section 2.6                       Undisclosed Liabilities. The Company has no Liabilities or Indebtedness arising out of any transaction entered at or prior to the Initial Closing Date, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the Initial Closing Date, except (i) those which have been incurred in the ordinary course of business since the date of the most recent balance sheet and which are not material in amount, and (ii) those that will be discharged as against the Company at the Initial Closing as Closing Indebtedness. The Company has no leases, subleases or other right to occupy real property to be assumed by Buyer.

Section 2.7         Title to Assets, Sufficiency. Other than with respect to the Excluded Assets, the Company has good and valid title to all of the tangible and intangible properties and assets used by the Company in the conduct of its business, including the Regulated Assets (the “Assets”). Other than with respect to the Excluded Assets, each item of tangible personal property is in good operating condition and state of repair (ordinary wear and tear excepted) and the Assets are suitable for the purposes for which they are used.

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Section 2.8                       Taxes.

(a)        The Company has prepared and timely filed all returns, reports or statements filed or required to be filed with respect to any tax including any information return, claim for refund, amended return or declaration of estimated tax (“Tax Returns”) required to be filed by the Company. All Tax Returns required to be filed by the Company are accurate, complete and correct in all material respects.

(b)                The Company has collected all sales or use taxes required to be collected and have remitted such amounts to the IRS and/or any other governmental body responsible for the administration or collection of any tax (each a “Taxing Authority”) for the period prior to the Initial Closing.

(c)        The Company has timely paid all taxes that have become due and payable (whether or not shown on a Tax Return) for periods prior to the Initial Closing.

(d)               The Company has not been provided notice from any Taxing Authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to tax by that jurisdiction. No extensions or waivers of statutes of limitations with respect to any Tax Returns have been given by or requested from the Company.

(e)        Seller has not received notice of any claim for assessment or collection of taxes is presently being asserted against the Company, there is no presently pending audit examination, request for information, refund, claim, litigation, proceedings, proposed adjustment or matter in controversy with respect to taxes of or with respect to the Company and no such action or proceeding is being contemplated.

(f)        There are no Liens for taxes upon the Assets of the Company other than inchoate or other statutory liens of general application arising out of operation of law (such as property tax liens) .

(g)               The Company has complied with all applicable laws in all material respects relating to the payment and withholding of taxes and has, within the times and in the manner prescribed by applicable law, withheld and paid to the proper Taxing Authority all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other Person, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. All Persons who have provided material services to the Company and have been classified by the Company as independent contractors were properly classified as such, and the Company has fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

Section 2.9                       Real Property. Within thirty (30) days after the Initial Closing Date, the Company will assign any and all leases for real property to Seller or some other person to the extent any leases are in the name of the Company and provide satisfactory evidence to Buyer of such transfer and any such assignment will contain a release of the Company from any past or future obligations under such lease. Buyer shall not assume any obligations whatsoever of the Company or Seller under any lease, sublease or other right to occupy real property. As of the Initial Closing Date, the Company does not own any real property.

Section 2.10                   Legal Compliance. Except the FCC LOI, the Company is, and has been, in compliance with all applicable laws in all material respects. No event has occurred or circumstance exists that (with or without notice or lapse of time) (a) would reasonably be expected to constitute or result in a violation by the Company, or a failure on the part of the Company to be in compliance with, any law, which if determined adversely to the Company (or the Seller or any Affiliate thereof) would result in a Material Adverse Effect or (b) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial

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action of any nature. Except the FCC LOI, the Company has not received any written notice from a governmental body asserting any violation by the Company of applicable law.

Section 2.11                   Intellectual Property. To Seller’s Knowledge, after due inquiry and investigation, all intellectual property owned or leased to the Company is valid, subsisting and enforceable, and the Company has not received any notice or claim challenging the validity or enforceability of any intellectual property or alleging any misuse of intellectual property which, taken in the aggregate, would have a Material Adverse Effect on the Company. The Company’s ownership and use of its intellectual property do not infringe upon, misappropriate, violate, dilute or constitute the unauthorized use of, and have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any intellectual property rights of any third party. The Company’s intellectual property rights as of the date hereof, together with intellectual property rights Seller and its affiliates include all of the intellectual property reasonably necessary and sufficient to enable the Company to conduct its businesses in the manner in which it is currently conducted.

Section 2.12                   Permits. The Company holds, and is not in violation of, or default under, all permits that are necessary for the operation of the business of the Company as now conducted. All such permits are valid and in full force and effect and no modification, termination, suspension or cancellation thereof is pending. Provided that all of the Regulatory Approvals are obtained, no such permit will be revoked, terminated or not renewed as a result of the consummation of the transactions contemplated by this Agreement and the other applicable Transaction Documents.

Section 2.13                   Litigation and Audits. Except as disclosed on Schedule 2.13 and the FCC LOI, neither the Seller nor the Company has received notice of any claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (each a “Proceeding”) pending or, to Seller’s knowledge threatened in writing against the Company, its assets or Seller or any of their officers, managers, employees, or members, including without limitation, pending or active PUC, FCC, ACP or USAC audits, reviews, notices of apparent liability, or any other PUC, FCC, ACP or USAC actions relating to the Business of the Company.

Section 2.14                   Insurance. As of the Initial Closing Date, the Company has adequate insurance coverage for its assets and the operations of the Business. To the Seller’s Knowledge, all policies of insurance to which the Company is a party are valid, outstanding and enforceable. With respect to each existing policy of insurance to which it is a party or that provides coverage to its business, the Company has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder. As of the Initial Closing Date, the Company has paid all premiums due, and has otherwise performed in all material respects all of its obligations, under each policy of insurance to which it is a party.

Section 2.15                   Labor Matters.

(a)Seller has provided a Schedule(the “Employee Schedule”) dated as of January 1, 2024 which correctly sets forth the name (and/or employee ID#), job title, date of hire, W-2 employer, status as “exempt” or “non-exempt” for employment classification purposes, accrued leave as of the date specified therein, annual salary (or hourly wages, as applicable) and full-time or part-time status of each of the Company’s current full- or part-time employees, as well as whether any such employees are absent from active employment, including leave of absence or disability and their anticipated date of return (if known) (the “Business Employees”). Except as set forth on

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Employee Schedule, for the last five (5) years, the Company has complied, and is in compliance, in each case, in all material respects, with all Laws relating to employment, labor and employment practices (including, without limitation, provisions thereof relating to wages, hours, worker classification, equal opportunity, immigration, collective bargaining, employee leave and paid time off, occupational health and safety, workers’ compensation, discrimination, plant closures and layoffs (including the WARN Act)).

(b)               The Company is not a party to or bound by any labor or collective bargaining arrangement. There is not, and there have not been, any labor disputes, strikes, controversies, slowdowns, work stoppages or lockouts pending or threatened against or affecting the Company.

(c)        The Company has complied in all respects with all applicable laws governing labor, employment and employment practices. The Company is not engaged in any unfair labor practice. No unfair labor practice or labor charge or complaint is pending or to the Seller’s Knowledge, threatened in writing with respect to the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other governmental body.

(d)               The Company has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that has come due and payable under applicable laws, contract or Company policy.

(e)        To Seller’s actual knowledge, no Person is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation: (i) with or to the Company, or (ii) to any third party with respect to such Person’s right to be employed or engaged by the Company or to the knowledge or use of trade secrets or proprietary information.

(f)        Seller has provided to Buyer a schedule which set forth an accurate and complete list of each Plan (as hereinafter defined) (the “Plan Schedule”). “Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other benefit or compensation plan, program, policy, agreement or arrangement (including any bonus, deferred compensation, retirement, severance, vacation, paid time off, sick leave, health, fringe benefit, equity or equity-based, incentive, retention, profit-sharing, employment, consulting or other benefit or compensation plan, program, policy, agreement or arrangement) that is maintained, sponsored, or contributed to (or required to be contributed to) by the Company or under or with respect to which the Company has or would reasonably be expected have any current or contingent liability or obligation. Each such item listed or required to be listed on the Plan Schedule is referred to herein as a “Plan.” No Plan is, and neither the Company nor any Person that, together with the Company, at any relevant time would be treated as a single employer under Code Section 414 (each, an “ERISA Affiliate”) sponsors, maintains, contributes to, has any obligation to contribute to, or has any current or contingent obligation or liability under or with respect to, a (i) “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a plan which is or was subject to Section 302 or Title IV of ERISA or Code Section 412 or 430 (iii) a multiple employer plan (within the meaning of Code Section 413(c)) or (iv) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA). No liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA has been or is reasonably expected to be incurred by the Company, including by reason of at any time being considered a single employer with any ERISA Affiliate. With respect to the Plans, all payments, premiums, distributions, contributions, reimbursements or accruals for all periods ending prior to or as of the Initial Closing have been timely made in accordance with the terms of the Plan and the requirements of applicable Law or properly accrued on the Latest Balance Sheet to the extent required by GAAP.

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Section 2.16        Certain Business Practices. As of the Initial Closing and the Final Closing, as applicable, neither the Company, the Seller nor or any of their representatives, or any Person associated with or acting for or on behalf of such Persons, has (i) used any funds of the Company for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action, (ii) made any direct or indirect unlawful payment from funds of the Company to any official or employee of any governmental body, (iii) made any unlawful bribe, payoff, influence payment, kickback or other unlawful payment, (iv) has taken any action, directly or indirectly, that violates the Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption law of any foreign jurisdiction or (v) has created or caused the creation of any false or inaccurate books and records of the Company related to any of the foregoing. None of the Company, the Seller nor any of their representatives, or any Person associated with or acting for or on behalf of such Persons, is a Person that is the subject of sanctions administered or enforced by the U.S. Treasury Department’s Office of Foreign Assets Control or other applicable sanctions authority of any foreign jurisdiction. The Company is and has been in material compliance with and in possession of any and all licenses, registrations, and permits that may be required for the lawful conduct of the business of the Company under applicable import and export control laws, including the Export Administration Regulations and the International Traffic in Arms Regulations. The Company has not made any voluntary disclosures to any governmental body under U.S. economic sanctions laws or U.S. import or export control laws and, has not been the subject of any governmental investigation or inquiry regarding the compliance of the Company with such laws or been assessed any fine or penalty under such laws.

Section 2.17                  Warranty. Seller has provided Buyer an accurate description of any outstanding guarantee, warranty or other indemnity given by the Company to any Person in connection with its products and services.

Section 2.18                   Suppliers and Customers. As of the Initial Closing Date, the Company has not received any written notice that any supplier will not sell supplies, merchandise, and other goods to the Company on terms and conditions substantially similar to those used in its current sales to the Company, subject only to general and customary price adjustments.

Section 2.19                   Contracts and Commitments. Except as set forth on the attached Schedule 2.19, the Company is not a party to or bound by any written or oral contract that is material to the Company’s operations and business prospects (a “Contract” herein). The Company has made available to Buyer a true and correct copy of each of the written Contracts and an accurate description of the material terms of each of the oral Contracts (if any), together with all amendments, waivers or other changes thereto. Seller has performed all obligations required to be performed by it and to Seller’s Knowledge is not in default under or in breach of nor in receipt of any claim of default or breach under any Contract, and to Seller’s Knowledge no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by Seller under any Contract. Neither the Company nor any other party to any Contract has sought to terminate any Contract, or any of such party’s obligations thereunder, pursuant to a “force majeure” or similar provision. Seller has made available to Buyer a true and correct copy of each of the written material Contracts together with all amendments, waivers or other changes thereto.

Section 2.20                   Information Privacy, Data Security.

(a)       The Company has provided sufficient disclosure with respect to its privacy policies and its privacy practices, including providing any type of notice and obtaining any type of consent required by applicable Privacy Law. Such disclosures have not contained any material omissions of the Company’s privacy policies and its privacy practices.

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(b)               The Company has (i) in all material respects, complied with all Privacy Laws governing the receipt, collection, use, storage, processing, sharing, security disposal, disclosure, or transfer of Personal Information that is collected or possessed by or otherwise subject to the control of the Company and all of the Company’s policies regarding privacy and data security, including all privacy policies and similar disclosures published on the Websites or otherwise communicated to third parties, and (ii) implemented and maintained industry standard measures to ensure that the Company complies with such Privacy Laws and that the Company will not acquire, fail to secure, share or use such Personal Information in a manner inconsistent with (A) such Privacy Laws, (B) any notice to or consent required from the provider of Personal Information, (C) any policy adopted by the Company, (D) any contractual commitment made by the Company that is applicable to such Personal Information, (E) any privacy policy or privacy statement from time to time published or otherwise made available by the Company to the Persons to whom the Personal Information relates, and (F) the Payment Card Industry Data Security Standard, with respect to any payment card data collected or handled by the Company, or by third parties on the Company’s behalf or having authorized access to the Company’s records.

(c)       With respect to all Personal Information collected by the Company, the Company has at all times taken all steps reasonably required and consistent with industry standards to protect such Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse, including implementing and monitoring compliance with reasonable measures with respect to technical and physical security of such Personal Information. the Company has the level of safeguards in place to protect Personal Information in its possession or control from unauthorized access or disclosure, including by its employees, independent contractors and consultants. There has been no unauthorized access to, disclosure of, or other misuse of any Personal Information.

(d)               The transfer of Personal Information in connection with the transactions contemplated by this Agreement will not violate any applicable Privacy Laws in any material respect or the Company’s privacy policies as they currently exist or as they existed at any time during which any of the Personal Information was collected or obtained. The Company is not subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit the Company or Buyer from receiving or using Personal Information in the manner in which the Company receives and uses such Personal Information prior to the Closing.

(e)       In connection with each third-party servicing, outsourcing or similar arrangement involving Personal Information acquired from or with respect to the Company, the Company has contractually obligated any service provider to (i) comply with the Privacy Laws applicable with respect to Personal Information, (ii) protect and secure Personal Information from unauthorized disclosure, (iii) restrict use of Personal Information to those authorized or required under the servicing, outsourcing or similar arrangement, and (iv) certify or guarantee the return or adequate disposal of Personal Information.

(f)       The Company has not sold, rented or otherwise made available, and does not sell, rent or otherwise make available, to third parties any Personal Information. To the extent the Company’s privacy policies or products are subject to any self-regulatory guidelines or codes, including the Network Advertising Initiative’s Self-Regulatory Code of Conduct (2015) (“NAI Code”) or the Federal Trade Commission’s Principles for the Self-Regulation of Online Behavioral Advertising (2009) (“FTC Principles”), the Company’s privacy policies, privacy practices and products conform to any such self-regulatory guidelines or codes, including the NAI Code and the FTC Principles, as applicable.

(g)               Seller has not received any written threat or notice in writing, and has no Knowledge of any claims, investigations, or violations (alleged or threatened) of Privacy Laws with respect to Personal Information

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collected or possessed by or otherwise subject to the control of the Company, and to Seller’s Knowledge there are no facts or circumstances which could form the basis for any such violation.

(h)               There have been no data breaches involving any Personal Information.

Section 2.21                   Business Continuity. To Seller’s Knowledge, as of the Initial Closing Date, none of the software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services owned or leased by the Company or used exclusively by the Company for the operation of the Business have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused or to Seller’s Knowledge reasonably could be expected to cause any substantial disruption or interruption in or to the use of any such systems; provided, that the foregoing representation shall not apply to any Excluded Assets.

Section 2.22                   Brokers. With the exception of FASTek Corporate Services, Inc. (“FASTek”), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, the Seller and/or their respective affiliates.

Section 2.23                   Disclosure; No Other Representations and Warranties.

(a)       Except for the representations and warranties contained in this Agreement (including the related portions of the Disclosure Schedules) and any other agreement, document, or certificate delivered by the Company or Seller or entered into in contemplation of furtherance of this Agreement (collectively, the “Express Representations”), none of Seller, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company, including any representation or warranty as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

(b)               No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. No representation or warranty of Seller or the Company, nor any statement, certificate, schedule or exhibit, schedule, list or other document furnished or to be furnished by or on behalf of Seller or the Company, or pursuant hereto contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary to make the statements herein or therein not misleading under the circumstances. No investigation by or on behalf of Buyer or information revealed as a consequence thereof shall absolve Seller from any liability for any such untrue statement or omission .

(c)       In the event Seller or the Company, following the Initial Closing, becomes aware of any fact that has resulted, or that in the reasonable judgment will result in a material change in the business, operations, or assets of Seller that have not been set forth in this Agreement or otherwise disclosed in writing to Buyer, Seller will disclose such fact to Buyer in writing as soon as Seller becomes aware of said fact

(d)               Buyer acknowledges and agrees that solely with respect to those Express Representations delivered as of the Final Closing that relate to periods following the Initial Closing and prior to the Final Closing, in case such Express Representations will be interpreted excepting any breach thereof primarily or exclusively

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resulting from (i) the gross negligence or willful misconduct of Buyer, or Buyer’s uncured material breach of the Management Agreement, or (ii) matters in the ordinary course of business contemplated by Management Agreement that do not (1) individually, or in the aggregate, adversely affect the Company, or (2) impose any Liability upon the Company other than specifically pursuant to Buyer’s commercial activities under the Management Agreement following the Initial Closing.

Article 3.
REPRESENTATIONS AND WARRANTIES OF BUYER

Section 3.1                       Buyer represents and warrants to Seller, as of the date hereof, and as of the Initial Closing Date and Final Closing Date:

Section 3.2                       Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Nevada. Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.3                       No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the organizational documents or bylaws of Buyer; (b) result in a violation or breach of any provision of any Law or governmental order applicable to Buyer; or (c) require the consent, notice or other action by any person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in cases where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby. No consent, approval, permit, governmental order, declaration or filing with, or notice to, any governmental authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for the Regulatory Approvals. Buyer has not received any notice in writing that Buyer is ineligible to hold any of the Authorizations necessary to obtain all Regulatory Approvals, and has no actual knowledge of the basis for rejection of Regulatory Approvals.

Section 3.4                       Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Membership Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

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Section 3.5              Brokers. With the exception of FASTek Corporate Services, Inc. (“FASTek”), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Buyer or its respective Affiliates.

Section 3.6                       Independent Investigation. Buyer has, or will have prior to Closing, conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Master Distribution Agreement and to consummate the transactions contemplated hereby and thereby, Buyer has relied solely upon its own investigation and the Express Representations; and (b) none of Seller, the Company or any other Person has made any representation or warranty as to Seller, the Company or this Agreement, except for the Express Representations.

Article 4.
COVENANTS

Section 4.1                       Consents and Approvals

(a)        From the Effective Date through the Final Closing, Buyer and Seller shall: (i) cooperate and use reasonable best efforts to obtain all necessary Regulatory Approvals from the Regulatory Agencies to ensure the Authorizations remain with the Company after the Closing and are not impacted by the change of control of the Company contemplated hereby; and (ii) timely, accurately and fully assist and cooperate with Buyer’s counsel, Lance J.M. Steinhart, PC, in preparing and filing all documents required to be submitted by Buyer to any Regulatory Agencies in connection with such transactions and in obtaining any consents, waivers, authorizations, or approvals that may be required to be obtained by Buyer in connection with such transactions.

(b)             At Buyer’s sole cost and expense, Buyer’s counsel shall prepare for Seller’s review all registrations, filings and submissions required to be made with any Regulatory Agencies in connection with obtaining Regulatory Approvals to transfer control of the Company to Buyer within thirty (30) days after the Effective Date (such as being the “Submittal Deadline”), and Seller and Buyer shall each cooperate with Buyer’s counsel to diligently prosecute all applications for Regulatory Approvals. Buyer shall be in charge of and responsible for prosecuting applications seeking Regulatory Approvals for Buyer to take control of the Company upon the Final Closing Date at Buyer’s sole cost and expense. In the event that Buyer is unable to procure the Regulatory Approvals, Buyer it may exercise its rights in its sole discretion, including, the following: (i) wait for the Regulatory Approvals without any deadline or outside date; or (ii) assign its rights, tiles and interests under the Transaction Documents to any third party, in Buyer’s sole and absolute discretion. Buyer may indefinitely avail itself of the foregoing remedies until the Regulatory Approvals are received.

(c)        Seller shall use good faith efforts to (i) give Buyer and its counsel prompt written notice of the making or commencement of any written request, inquiry, investigation or legal proceeding by or before any Regulatory Agencies with respect to the transactions contemplated hereby; (ii) keep Buyer informed as to the status of any such request, inquiry, investigation or legal proceeding; and (iii) promptly inform Buyer of any communication to or from any Regulatory Agencies regarding the transactions contemplated hereby.

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(d)               Buyer shall pay all legal fees, filing fees and other expenses required in connection with every registration, filing and submission made to the Regulatory Agencies to secure required Regulatory Approvals (i) to consummate the Final Closing of the sale of Company to Buyer and (ii) after the Final Closing, to transfer Authorizations that are not obtained or transferred prior to the Final Closing.

Section 4.2                       New State ETC Designations.

(a)        From the Effective Date through the Closing, Buyer and Seller shall: (i) cooperate and use commercially reasonable efforts to obtain new State ETC Designations from the Regulatory Agencies; and (ii) fully, accurately and timely assist and cooperate with Buyer’s counsel, Lance J.M. Steinhart in preparing and filing all documents required to be submitted by Buyer or Seller to any Regulatory Agencies in connection with such designations.

(b)               Buyer’s counsel shall prepare for Seller’s review all registrations, filings and submissions made with any Regulatory Agencies in connection with obtaining new State ETC Designations prior to the submission of the same to such Regulatory Agencies, and Seller shall review such submissions within two (2) days as time is of the essence.

(c)        Buyer shall pay all legal fees, filing fees and other expenses required in connection with obtaining new State ETC Designations.

Section 4.3                       Public Announcements. Unless otherwise required by applicable Law, neither Seller, nor, prior to the Final Closing, the Company, may make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyer; provided, that Seller may disclose this Agreement and the Transactions contemplated hereunder in connection with any disclosures required under federal or state securities laws or quarterly earnings calls or reports.

Section 4.4                       Tax Matters.

(a)        Seller, at its sole cost and expense, shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company required to be filed on or before the Initial Closing Date, and Seller shall prepare and file, or cause to be prepared and filed, all Tax Returns for the Company for all periods ending on or prior to the Initial Closing Date that are required to be filed after the Initial Closing Date with respect to which the items of income, gain, loss, deduction and other tax items pass through to the Seller and Seller agrees to pay any taxes associated with such Tax Returns.

(b)               Buyer, in its reasonable discretion, will determine the intended treatment of the transactions contemplated hereby for tax purposes (as the case may be, the “Intended Tax Treatment”), and Seller will in all respects report the transactions contemplated hereby consistent with the Intended Tax Treatment.

(c)        Each party shall pay all taxes properly levied on it that arise from the Transaction, including taxes based on Seller’s capital gains or income.

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(d)               After the Final Closing Date, Buyer, to the extent permitted by law, shall have the right to amend, modify or otherwise change all Tax Returns of the Company for all tax periods; provided, however, that Buyer shall indemnify Seller for any increase in its tax liability for any period prior to the Final Closing Date resulting from any amendment, modification or change to any Tax Returns (other than any amendment, modification or change necessary to comply with law or to correct any inaccurate statement of fact), to the extent that Seller has not consented to such amendment, modification or change.

(e)        Buyer, the Company and the Seller shall (and shall cause their respective Affiliates to) (i) assist in the preparation and timely filing of any Tax Return of the Company; (ii) assist in any audit or other legal proceeding with respect to Taxes or Tax Returns of the Company and the return or refund of any Taxes paid by the Company; (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of the Company (including copies of Tax Returns and related work papers); and (iv) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax. Buyer, the Seller and the Company will retain, and will cause their Affiliates to retain, for the full period of any statute of limitations all documents and other information which may be relevant for the filing of any Tax Return or for any audit or other legal proceedings relating to Taxes. In addition, after the Initial Closing Date, Seller, to the extent permitted by law, shall have the right to seek and request the return or refund of any Taxes paid by the Company (including, without limitation, state sales and use taxes) for any period of time prior to the Initial Closing Date and Seller shall be entitled to retain any such returned or refunded Taxes recovered for such period.

(f)         Each Party agrees, upon request from the other Party, to use its commercially reasonable efforts to obtain any certificate or other document as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(g)               The parties hereto shall file all Tax Returns (and cause their respective Affiliates to file all Tax Returns) consistently with the Intended Tax Treatment and the Allocation (including, but not limited to the preparation of Internal Revenue Service Form 8594) and shall not take any inconsistent position in connection with any Tax proceeding, except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or similar applicable Law).

(h)               Litigation Assistance. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact or circumstance or event occurring or related to an occurrence on or prior to the Closing Date involving the Company, each of the other Parties shall cooperate and provide such testimony and access to books and records as shall be reasonably necessary in connection with the contest or defense.

Section 4.5                       Restrictive Covenants.

(a)        Non-Solicitation.

(i)	Commencing on the Final Closing Date and continuing for a period of three (3) years from the Final Closing Date , Seller shall not solicit for employment, employ or retain the services of (whether as an employee, independent contractor or otherwise) or otherwise interfere with or damage the Company’s business relationship with, any employee or independent contractor of the Company; provided, that Seller shall not be restricted from hiring any person who is no

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longer employed by the Company at the time of such hiring other than as a result of a solicitation by Seller. Commencing on the Effective Date and continuing for a period of three (3) years after the Final Closing Date, neither the Buyer nor the Company shall not solicit for employment, employ or retain the services of (whether as an employee, independent contractor or otherwise) or otherwise interfere with or damage the Seller’s business relationship with, any employee or independent contractor of the Company; provided, that Buyer or the Company shall not be restricted from hiring any person who is no longer employed by the Seller at the time of such hiring other than as a result of a solicitation by Buyer.

(ii)	Commencing on the Effective Date and continuing for a period of three (3) years from the Final Closing Date, Buyer shall not solicit for employment, employ or retain the services of (whether as an employee, independent contractor or otherwise) or otherwise interfere with or damage the Company’s business relationship with, any employee or independent contractor of the Company; provided, that Buyer shall not be restricted from hiring any person who is no longer employed by the Company at the time of such hiring other than as a result of a solicitation by Buyer.

(b)               Non-Disparagement. For a period of the longer of (i) three (3) years after the Final Closing Date or (ii) termination of the Master Distribution Agreement, neither Party shall, directly or indirectly, make any negative or disparaging statements regarding the Company or another Party, or any of their respective Affiliates or businesses. This Section 4.1subsection (b) shall not prohibit a Party from making statements of fact in legal proceedings to enforce this Agreement or other applicable Transaction Documents, or disclosures of fact required by law.

(c)       Scope. The Parties acknowledges and agrees that the duration and scope of the the non-solicitation/no-hire covenant, and other provisions described in this Article 6 are fair, reasonable and necessary in order to protect the legitimate interests of the Parties, and that adequate consideration has been received by each Party for such obligations. If, however, for any reason any court determines that the restrictions in this Article are not reasonable or that such consideration is inadequate, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Article as will render such restrictions valid and enforceable.

(d)               Remedies. The Parties acknowledges that any breach of the provisions contained in this Article may result in serious and irreparable injury. Therefore, the Parties acknowledge and agree that in the event of a breach or threatened breach, the non-breaching Party shall be entitled, in addition to any other remedy available at applicable law or in equity to which the non-breaching Party may be entitled, to seek equitable relief, including, without limitation, an injunction to restrain the breaching Party from such breach and to compel compliance with the obligations hereunder in protecting or enforcing all applicable rights and remedies.

Section 4.6                       Conduct of Business Prior to the Final Closing. From the date hereof until the Final Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer, Seller and the Company shall (x) conduct the business of the Company in the ordinary course of business consistent with past practice and the terms of the Management Agreement; and (y) use reasonable best efforts to maintain and preserve intact the Company’s current organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Company.

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Section 4.7          Notice of Certain Events.

(a)         From the date hereof until the Final Closing, Seller shall promptly notify Buyer in writing of:

(i)	any fact, circumstance, event or action the existence, occurrence or taking of which by a Seller Releasor (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct in any material respect or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions to closing in this Agreement to be satisfied;
(ii)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)	any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv)	any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement, or that relates to the consummation of the transactions contemplated by this Agreement.

(b)               Buyer’s receipt of information pursuant to this Section 4.7 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules. The foregoing notification requirements shall not apply to actions taken by Buyer in connection with its activities with Company under the Management Agreement.

Section 4.8                       Release of Claims.

(a)        Release by Seller Parties. Effective as of each of the Initial Closing and the Final Closing, Seller on behalf of itself and each of its Affiliates, their respective Representatives, and the predecessors, successors, and assigns of each of them (the “Seller Releasors”), hereby forever releases and discharges each of Buyer, each of its Affiliates (including the Company), their respective Representatives, and the successors and assigns of each of them (the “Buyer Releasees” or Buyer Indemnified Parties”), from and against, and forever waives, forfeits and relinquishes, each and every Claim, whether or not presently or later known, existing, asserted, suspected, liquidated, fixed, contingent, matured or anticipated, including, without limitation, each Claim that arises out of, relates to or otherwise is in any way connected with (i) the Company or Seller’s ownership of the Membership Interests, or any portion thereof, including, without limitation, any Claims for wages, compensation or any other Liability owing by the Company to a Seller Releasor, (ii) any dealings between any one or more Seller Releasors, on the one hand, and any one or more Buyer Releasees, on the other hand, prior to the Closing, or (iii) any Transaction Agreement, including the negotiation and execution thereof. “Claims” mean, collectively, actions, Liabilities, demands, lawsuits, litigation, actual losses, actual damages (including consequential damages and penalties), fees, costs and expenses (including settlement costs, and costs and expenses of counsel and other professional fees, including those incurred in investigating, bringing and defending any claim or action or threatened claim or action), obligations, fines, indebtedness, defenses and causes of action, of every and whatever type, kind, nature, description or character, and whether or not presently or later known, unknown, existing,

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asserted, suspected, unsuspected, liquidated, unliquidated, fixed, contingent, matured, unmatured, anticipated or unanticipated, and whether sounding in law, equity, contract, tort, statute or otherwise, and whether or not asserted by or attributable to a third party~~.~~; provided, however, nothing in this Section will be deemed or construed to releasing Claims resulting from the performance of the obligations of Buyer under this Agreement, the Management Agreement or the Master Distribution Agreement that remain executory as of the Initial Closing or Final Closing, as the case may be (collectively, “Reserved Claims”).

(b)               General Release. Each party to this Agreement intends for this Section 4.8 to serve as a general release with respect to the Claims released pursuant hereto, subject to the Reserved Claims, and each party releasing Claims hereunder recognizes that such party may have claims of which such party is totally unaware and unsuspecting, but that which such party is nevertheless releasing and giving up by executing this Agreement and providing the general release set forth above. In furtherance of such understanding and intention, each party acknowledges that such party is familiar with, and hereby waives all of, the provisions of any Applicable Law that would preserve Claims that a releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party. Each Party to this agreement has been advised by such Party’s legal counsel as to the effect of the release being provided hereunder and understands that the facts with respect to which such release is given may be different from the facts now known or believed by such Party to be true. Each Party accepts and assumes the risk that such facts may turn out to be different. Nevertheless, each Party agrees that the release such party has provided under this Section 4.8 shall remain in all respects effective and shall not be subject to termination or rescission in the event such facts turn out to be different.

Section 4.9                       Interim License in Infiniti Mobile Marks. “Infiniti Mobile Marks” means, collectively, the tradename “Infiniti Mobile” and all related trademarks, service marks, trade names, service names, insignia, symbols, logos, decorative designs and other identifying marks now or hereafter relating thereto. Seller hereby grants to the Company the right and license to use the Inifiniti Mobile Marks and Infiniti Mobile DBA for any purpose that is reasonable or proper in furtherance of this Agreement, the Management Agreement, or any other matter proximally arising therefrom, for the period from the Initial Closing, through the time of the Final Closing.

Article 5.
MISCELLANEOUS

Section 5.1                       Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary or desirable under any applicable law to consummate the transactions contemplated by this Agreement, except as otherwise specified in this Agreement. Furthermore, at any time, and from time to time, after the Initial Closing Date, each Party will execute such additional instruments and take such action as may be reasonably requested by another Party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

Section 5.2                       Expenses. Except as otherwise expressly provided in in a Transaction Agreement and this Agreement, each Party shall pay its own fees, costs, and expenses, including taxes associated with such fees, costs, and expenses (including, fees, costs and expenses of legal counsel, accountants, or other representatives and consultants and appraisal fees, costs, and expenses incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and thereunder, and the consummation of this Agreement and the transactions contemplated hereby and thereby.

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Section 5.3         Notices. All notices, demands, and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given: (i) when received if given in person, (ii) on the date of electronic confirmation of delivery if sent by e-mail, other electronic transmission, or (iii) on the first business date of attempted delivery during business hours by a reputable overnight courier. Notices, demands, and communications to the Parties shall, unless another address is specified in writing, be sent to the address indicated below:

if to Seller:

KonaTel, Inc.
Attn: Charles D. Griffin
500 N. Central Expressway, Suite 202
Plano, Texas 75074.
cgriffin@konatel.com

with a copy to:

Kutak Rock LLP
2001 16th Street, Suite 1800
Denver, Colorado 80202
Attention: Stephen J. Ismert, Esq.
Telephone: 303-297-2400
Email: stephen.ismert@kutakrock.com

if to Company:

IM Telecom, LLC
Attn: Charles D. Griffin
500 N. Central Expressway, Suite 202
Plano, Texas 75074
cgriffin@konatel.com

if to Buyer:

Excess Telecom, Inc.
Attn: Cobby Pourtavosi
3773 Howard Hughes Parkway, Suite 590S
Las Vegas Nevada 89169
pourtavosi@sbcglobal.net

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with a copy to:

Lance J.M. Steinhart
Lance J.M. Steinhart, PC
1725 Windward Concourse, Suite 150
Alpharetta, GA 30005
lsteinhart@telecomcounsel.com

and

Matthew E. Wolf, Esq.
Wolf, Rifkin, Shapiro, Schulman & Rabkin, LLP
11400 W. Olympic Blvd., 9th Floor
Los Angeles, California 90064
mewolf@wrslawyers.com

Section 5.4                       Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, and permitted assigns; provided that neither this Agreement, nor any of the rights, interests, or obligations hereunder may be assigned by the Seller without the prior written consent of the Buyer.

Section 5.5                       No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 5.6                       Indemnification.

(a)        Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Final Closing and shall remain in full force and effect until the date that is three (3) years from the Final Closing Date; provided, however, that the representations and warranties contained in Section 2.1, Section 2.2, Section 2.3, Section 2.4, Section 2.8, Section 2.15, Section 2.22 (the “Fundamental Representations”) shall survive the Final Closing and shall remain in full force and effect until the date which is sixty (60) days following the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof), but in no event less than the date which is thirty-six (36) months from the Final Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Final Closing Date other than those which by their terms contemplate performance after the Final Closing Date, and each such surviving covenant and agreement shall survive the Final Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

(b)               Indemnification By Seller. Subject to the other terms and conditions of this Section 5.6,~~10~~ after the Initial Closing, Seller shall indemnify, defend, and protect each Buyer Indemnified Party against, and shall hold Buyer harmless from and against, all actual liabilities, losses, costs, damages, penalties, assessments, demands, claims, causes of action, including, without limitation, reasonable attorneys’ fees, accountants’ and

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consultants’ fees and expenses and court costs (“Losses”) incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(i)	any inaccuracy in or breach of any of the Express Representations of Seller or the Company contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;
(ii)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or the Company pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller or the Company pursuant to this Agreement;
(iii)	any Excluded Asset or any Excluded Liability;
(iv)	any Liabilities of the Company arising or accruing prior to the Final Closing (other than any Liabilities approved by Buyer or directly incurred by Buyer under the Management Agreement), including, without limitation, (a) any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of the Company or any of its Affiliates conducted, existing or arising prior to the Final Closing Date, (b) Taxes, (c) Closing Indebtedness, and (d) Transaction Expenses;
(v)	any Open Audit Matters, or new audit matters that arise in the future, including without limitation, any NAL or any overpayments or billing reconciliations relating to the sale of goods or services through the Final Closing Date;
(vi)	any Liens or Liabilities not fully satisfied and discharged at the Initial Closing,
(vii)	the acts or omissions of Seller, its Affiliates, their respective Representatives, or the successors or assigns of any of them that result in the sufferance or imposition of any Lien or Liability upon the Company (or a Buyer Party) or any portion of the Membership Interests in the Company.
(viii)	any Liabilities of the Company arising from or in connection with the data breach relating to CGM, LLC; or
(ix)	conduct by a Seller Releasor that constitutes or is deemed to be any of the following (“Disabling Conduct”): (a) a willful or intentional breach of any covenant or agreement, (b) fraud or intentional deceit, (iv) any willful misconduct, malfeasance or misfeasance, (c) any violation of criminal law or knowing violation of other Law, or (d) any intentional or willful act or omission that Person intentionally takes (or omits or fails to take) and knows would cause breach of a representation, warranty, covenant, or agreement of a hereunder.

(c)        Indemnification by the Company. Subject to the other terms and conditions of this Section 5.6, after the Final Closing the Company shall indemnify, defend, and protect Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:

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(i)	any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or
(ii)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

(d)               Certain Limitations. The party making a claim under this Section 5.6 is referred to as the "Indemnified Party", and the party against whom such claims are asserted under this Section 5.6 is referred to as the "Indemnifying Party". The indemnification provided for in Section 5.6(b) and (c) shall be subject to the following limitations, except with respect to Claims arising from or in connection with (i) a breach or inaccuracy in a Fundamental Representations, (iii) Open Audit Matters, or new audit matters that arise in the future, including without limitation, any NAL, (iii) a breach of any covenant or agreement relating to taxes of the Company or Seller, or (iv) Disabling Conduct (such Claims being “Unlimited Claims”):

(i)	The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 5.6(b) or (c), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 5.6(a) or (b) exceeds Twenty Thousand Dollars (the "Deductible"), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.
(ii)	The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 5.6(b) or (c) as the case may be, shall not exceed the Purchase Price.
(iii)	Payments by an Indemnifying Party in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party (or the Company) in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.
(iv)	Except with respect to an award pursuant to the Third-Party Claim, an Indemnifying Party shall not be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.
(v)	Each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps required by applicable law to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(e)        If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third-Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except

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and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it, subject to the Indemnifying Party's right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(f)        Notwithstanding anything else to the contrary, in the case of a Buyer Indemnified Party, if in the reasonable opinion of counsel to the Indemnified Party, (i) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; (ii) there exists a material conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, (iii) a Claim seeks the imposition of equitable relief on the Company or Buyer, (iv) a Claim is asserted by a vendor, supplier, or other Person who or which has a commercial relationship with the Company or Buyer following the Final Closing Date, or (v) a Claim is asserted or threatened by a Governmental Authority, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required, and the Indemnified Party shall control defense of such Claim.

(g)               Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 5.6. If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 5.6, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

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(h)               Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(i)       Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

(j)        Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth herein, as the case may be. Furthermore, for the purposes of calculating the amount of Losses arising from any breach or default of any of the representations, warranties, covenants and agreements contained in this Agreement (but not with respect to whether such breach or default has occurred), the applicable provisions thereof shall be read and interpreted as if any qualification stated herein with respect to materiality or Material Adverse Effect was not contained therein.

(k)               Exclusive Remedies. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than pursuant to Section 5.7 or Claims arising from Disabling Conduct) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement after the Final Closing, shall be pursuant to the indemnification provisions set forth in this Agreement. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Section 5.6.

Section 5.7                       Specific Performance. Each of the Company and Seller acknowledges and agrees that Buyer would be damaged irreparably in the event any term of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that Buyer will be entitled to seek injunctive relief to prevent

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breaches of this Agreement and to enforce specifically this Agreement and the terms hereof in addition to any other remedy to which Buyer may be entitled, at law or in equity. In particular, each Party acknowledges that the Business is unique and recognizes and affirms that in the event any Party breaches this Agreement, money damages may be inadequate and Buyer would have no adequate remedy at law, so that Buyer will have the right, in addition to any other rights and remedies existing in its favor, to seek enforcement of its rights and each other Party’s obligations hereunder not only by action for damages but also by action for specific performance, injunctive or other equitable relief.

Section 5.8                       Severability. Except with respect to Section 4.5, which is subject to the alternative “blue pencil” provisions of Section 4.5(c), whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under all applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under any applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement, provided that the basic economic benefits of the Parties can be preserved.

Section 5.9                       Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

Section 5.10                   Entire Agreement. This Agreement, together with the other Transaction Documents, and each exhibit, schedule, or other attachment hereto and thereto, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, representations, and understandings of the parties. No additions to or modification of this Agreement shall be binding unless executed in writing by all the Parties. Except as may be otherwise provided in this Agreement, no waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, and no waiver shall be binding unless evidenced by an instrument in writing executed by the Party making the waiver.

Section 5.11                   Counterparts. This Agreement may be executed in multiple counterparts (including by means of scanned signature pages), each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

Section 5.12                   Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 5.13                   Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations

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hereunder. Notwithstanding anything herein to the contrary, Excess Telecom, Inc. may assign its obligations hereunder to an Affiliate or successor by virtue of stock or asset purchase.

Section 5.14                   Governing Law, Jurisdiction and Venue.

(a)       This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

(b)               The Parties agree that all disputes between them arising out of or relating to this Agreement shall be adjudicated in the federal courts of the United States of America, located in Clark County, Nevada, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service, of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)       Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this agreement. Each Party to this Agreement certifies and acknowledges that (i) no representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (ii) such Party has considered the implications of this waiver, (i) such Party makes this waiver voluntarily, and (iv) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 5.14.

Section 5.15                   Attorney Fees. If any legal action or other proceeding is brought to enforce the provisions of this Agreement, the prevailing Party shall be entitled to recover reasonable attorney fees and other costs incurred in the action or proceeding, in addition to any other relief to which the prevailing Party may be entitled.

Section 5.16                   Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words “for example”, “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, and the term “or” shall not be exclusive. The words “material” and “materiality” and words of similar import, when used in this Agreement, are to be understood by reference to the businesses, assets and properties of the Company, taken as a whole. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have such defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument of statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and references to all attachments thereto and instruments incorporated therein and the rules and regulations promulgated thereunder.

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Section 5.17         Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 5.18                   Definitions. As used herein, the following terms shall have the meanings set forth below:

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. The term “Affiliate” does not include the officers, directors, or employees of a Person, if the Person is a corporation, and does not include the employees of a Person, if the Person is a limited liability company or limited partnership.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Nevada are authorized or required by law to remain closed.

“Excluded Liability” means any Liability of the Company that accrues or matures prior to the Final Closing that is not expressly ratified by Buyer, or imposed on the Company primarily or exclusively as a result of Buyer’s commercial activities under the Management Agreement.

“Governmental Authority” means (a) any governmental municipality or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department instrumentality or public body, or (c) any court, administrative tribunal or public utility.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to the following, except to the extent such event, occurrence, or fact disproportionately affects the Company relative to other participants in its specific industry: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates, provided, however, not including changes to the ACP or Lifeline rules; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP); (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (viii) any natural or man-made disaster or acts of God; or (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition).

“Ordinary Course of Business” or “ordinary course of business” means, in respect of any Person, the ordinary course of such Person’s business through the reference date, as conducted by any such Person in accordance with past practice (including with respect to quantity and frequency) and undertaken by such Person

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in good faith and not for purposes of evading any covenant or restriction in this Agreement or in any Transaction Document.

“Person” means any natural person, any unincorporated association, any corporation, any partnership, any joint venture, any limited liability company, any trust, any other legal entity, or any Governmental Authority.

“Personal Information” means, in addition to any definition provided by Company for any similar term (e.g., “personally identifiable information” or “PII”) in any Company privacy policy or other public-facing statement, all information regarding or capable of being associated with an individual person or device, including (a) information that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number or government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), (b) biometric information relating to measurable biological (anatomical and physiological) or behavioral characteristics used for identification of an individual (e.g., fingerprints, retinal scans, facial scans, signatures, handwriting analysis and voice pattern recognition), (c) information that is created, maintained, or accessed by an individual (e.g., videos, audio or individual contact information), (d) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed), and (e) Internet Protocol addresses, unique device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective or former customer or employee of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

“Privacy Laws” means all Laws governing the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disclosure or transfer of Personal Information, including the European Union Data Protection Directive (Directive 95/46/EC on the protection of individuals with regard to the processing of personal data and on the free movement of such data) and all related Laws, the Children’s Online Privacy Protection Act as revised effective July 1, 2013, the California Online Privacy Protection Act, the California Consumer Privacy Act, the Communications Decency Act, the Payment Card Industry Data Security Standard, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, and any and all Laws governing data privacy breach notification.

“Representative” means, with respect to any Person, any and all members, managers, shareholders, directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Secured Debt” means the NOTE PURCHASE AGREEMENT, dated as of June 14 , 2022, by and among KONATEL, INC., CCUR HOLDINGS, INC., a Delaware corporation as collateral agent (in such capacity, “Collateral Agent”) and CCUR HOLDINGS, INC. and SYMBOLIC LOGIC, INC. (as the Purchaser thereunder). The Secured Debt is secured by the Membership Interests.

“Systems” means computer Software, computer firmware, computer hardware (whether general purpose or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, third-party Software, peripherals and computer systems, including any outsourced systems and processes, and other similar or related items of automated, computerized and/or Software systems that are used or relied on by Seller.

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“Taxes” or “taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, and the other agreements, instruments and documents required to be delivered at the Initial Closing or the Final Closing to effectuate the transactions contemplated hereby.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SELLER:

KonaTel, Inc.

By:	/s/ Charles D. Griffin
Name:	Charles D. Griffin
Title:	President

COMPANY:

IM Telecom, LLC

By:	/s/ Charles D. Griffin
Name:	Charles D. Griffin
Title:	President of Seller in its
capacity as a Member of IM Telecom, LLC, and as its Authorized Representative

BUYER:

Excess Telecom, Inc.

By:	/s/ Cobby Pourtavosi
Name:	Cobby Pourtavosi
Title:	CEO

SCHEDULE 1.1

EXCLUDED ASSETS

All leases for office space or equipment as of the Effective Date of this Agreement.

Trade name “Infiniti Mobile” and associated URLs, logos, abbreviations or combinations

Trade name “Lifeline Plus” and associated URL’s, logos, abbreviations or combinations

Inventory of Handsets, Tablets and SIM cards

Accounts Receivable with respect to existing customers of the Company as of the Effective Date.

All items tangible and personal property and fixture used by the Company; including, without limitation all furniture, equipment, computers, copiers and other items now or hereafter located at the Company’s leased office space.

All software owned, leased or licensed to the Company for the operation of its business as conducted on the Initial Closing Date.

Subject to the netting out of Liabilities all cash and cash equivalents, accounts receivable and working capital, insurance proceeds, insurance claims, security or other deposits, monies owed to Seller from any third party, in each case as of the Initial Closing.

Any refunds or returns of Taxes or deposits paid by the Company from any taxing authority or Governmental Authority relating to any period of time prior to the Initial Closing Date.

Schedule 1.4(i)

Form of Management Agreement

[attached]